                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No. 11)*


                              McGrath RentCorp
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                580589-10-9
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 5 Pages

CUSIP No. 580589-10-9                 13G                     Page 2 of 5 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

         Robert P. McGrath
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

         U S A
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power         403,277
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power       1,857,418
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power         351,339
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power       1,857,418
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

         2,290,215
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

         X
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

         15.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

         In
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 3 of 5 Pages

ITEM 1(A).  NAME OF ISSUER

         McGrath RentCorp
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         5700 Las Positas Road, Livermore, CA 94550
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING

         Robert P. McGrath
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         5700 Las Positas Road, Livermore, CA 94550
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP

         United States of America
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES

         Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER

         580589-10-9
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                              Page 4 of 5 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

         2,290,915
    ---------------------------------------------------------------------------

    (b) Percent of Class:

         15.7%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

                  403,277
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

                1,857,418
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

                  351,339
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

                1,857,418
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Included within the 2,290,915 shares specified above are 399,006 shares held by two private foundations of which I am an officer and trustee.
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                              Page 5 of 5 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                            February 15, 1998
                                       ----------------------------------------
                                       (Date)

                                            /s/ Robert P. McGrath
                                       ----------------------------------------
                                       (Signature)

                                           Robert P. McGrath
                                           Chief Executive Officer
                                           Chairman of Board of Directors
                                       ----------------------------------------
                                       (Name/Title)